Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Innoviz Technologies Ltd. on Form F-1 of our report dated April 2, 2021, except for the effects of the restatement discussed in Notes 2 and 11, to which the date is July 27, 2021, which includes an explanatory paragraph as to Collective Growth Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of Collective Growth Corporation as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period from December 10, 2019 (inception) through December 31, 2019, which report appears in the prospectus, which is part of this Registration Statement. We have not performed any audit or review procedures with respect to any financial statements appearing in such prospectus for the periods after the date of our audit report. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 27, 2021